                     Exhibit C

NEES Energy, Inc.
Statement of Cash Flows
(Thousands of Dollars)
For the Periods Ended December 31, 2000
(Unaudited, Subject to Adjustment)

                    Nine
               QuarterMonths
               -------------

Operating activities:
     Net income (loss)     $    297     $ (59)

     Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

          Depreciation and amortization     (320)     0
          (Increase) decrease in accounts receivable and
            unbilled revenue     0     2
          (Increase) decrease in asset held for
            sale-AllEnergy     107,969     161,717
          (Increase) decrease in other current assets     (322)     (184)
          Increase (decrease) in accounts payable     9     (33)
          Other, net     (12,800)     (27,002)
                    --------     --------
Net cash provided by (used in) operating activities     $ 94,833     $ 134,441
                    --------     --------

Financing activities:
     Change in subordinated notes payable to parent     $(94,016)
$(133,541)
                    --------     --------
     Net cash provided by (used in) financing activities     $(94,016)
$(133,541)
                    --------     --------

Net increase (decrease) in cash and cash equivalents     $    817     $
900

Cash and cash equivalents at beginning of period     112     29
                    --------     -------

Cash and cash equivalents at end of period     $    929     $    929
                    ========     =======
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